[GRAPHIC OMITTED]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2000


TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of New Horizons Worldwide, Inc. (the "Company") will be held at the Newport Beach Marriott Suites Hotel, Newport Beach, California, on Tuesday, May 2, 2000, at 9:00 a.m., local time, to consider and act upon the following:


1. The election of three Directors whose three-year term of office will expire in 2003; and

2. The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Holders of Common Stock of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting.

     Whether or not you expect to be personally present at the Annual Meeting, please be sure that the enclosed proxy is properly marked, signed and dated, and returned without delay in the enclosed prepaid envelope. Such action will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend.


                                             By Order of the Board of Directors,



                                             Stuart O. Smith
                                             SECRETARY


April 6, 2000

                          NEW HORIZONS WORLDWIDE, INC.
                         1231 East Dyer Road, Suite 110
                            Santa Ana, CA 92705-5605

                                 PROXY STATEMENT
                             Mailed On April 6, 2000

                         ANNUAL MEETING OF STOCKHOLDERS
                            To be held on May 2, 2000


     Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of New Horizons Worldwide, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 2, 2000, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting which accompanies this Proxy Statement.

     Only stockholders of record as of March 31, 2000 will be entitled to vote at the Annual Meeting or any adjournments thereof. As of that date, 9,692,438 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. The Company's Certificate of Incorporation (the "Certificate") does not provide for cumulative voting rights. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder has the right to revoke a proxy by written notice to the Secretary of the Company at any time before it is exercised, including by executing another proxy, bearing a later date, or by attending the Annual Meeting and voting in person.

     A properly executed proxy returned in time to be cast at the Annual Meeting will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted "FOR" the election of all of the individuals nominated by the Board of Directors and "FOR" the other proposals set forth in the Notice of Annual Meeting.

     At the Annual Meeting, in accordance with the Delaware General Corporation Law and the Certificate, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company's By-Laws, at the Annual Meeting the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies which are marked, with respect to the election of Directors, as "withheld" or, with respect to any other proposal, "abstain," will be counted as shares present for purposes of determining whether a quorum is present.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present.

     Pursuant to the Company's By-Laws, at the Annual Meeting, a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld or broker non-votes will have no effect on the outcome of the election of Directors.

     Pursuant to the Company's By-Laws, all other questions and matters brought before the Annual Meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate. In voting on matters other than the election of Directors, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and will have no effect on the outcome of such proposal.

     The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and regular employees of the Company in person or by mail, telephone, telegraph, facsimile or electronic mail, following the original solicitation.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information with respect to Common Stock owned on March 31, 2000, unless otherwise noted, by each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of Common Stock by each of the Company's Directors, each nominee for election as a Director, each executive officer named in the summary compensation table set forth in this Proxy Statement, and all Directors and executive officers as a group.

          Name and Address of                 Shares Beneficially     Percent of
            Beneficial Owner                            Owned            Class
          ------------------                  -------------------     --------

Curtis Lee Smith, Jr..............................    1,237,698           12.9%
  1231 East Dyer Road, Suite 110
  Santa Ana, CA  92705-5605
Stuart O. Smith...................................    1,837,085           19.1%
  1231 East Dyer Road, Suite 110
  Sana Ana, CA  92705-5605
Thomas J. Bresnan(1)..............................      548,281            5.7%
David A. Goldfinger(2)............................      112,775            1.2%
Richard L. Osborne(3).............................       65,312               *
William H. Heller(4)..............................       71,250               *
Scott R. Wilson(5)................................       45,000               *
Kenneth M. Hagerstrom(6)..........................       31,250               *
Robert S. McMillan(7).............................       30,000               *
Charles G. Kinch(8)...............................        2,006               *
Select Equity Group(9)............................      863,156            9.0%
  380 Lafayette Street, 6th Floor
  New York, NY  10003
Awad Asset Management, Inc.(10)...................      561,778            5.8%
  250 Park Avenue
  New York, New York  10177
All Directors and Executive Officers
  as a Group (10 persons).........................    3,980,657           41.4%

  *  Less than 1%.

(1) Mr. Bresnan's ownership figure includes 507,500 shares which may be acquired upon the exercise of immediately exercisable stock options.

(2) Mr. Goldfinger's ownership figure includes 50,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(3) Mr. Osborne's ownership figure includes 62,500 shares which may be acquired upon the exercise of immediately exercisable stock options.

(4) Mr. Heller's ownership figure includes 68,750 shares which may be acquired upon the exercise of immediately exercisable stock options.

(5) Mr. Wilson's ownership figure includes 43,750 shares which may be acquired upon the exercise of immediately exercisable stock options.

(6) Mr. Hagerstrom's ownership figure includes 31,250 shares which may be acquired upon the exercise of immediately exercisable stock options.

(7) Mr. McMillan's ownership figure includes 30,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(8)  Mr. Kinch resigned from the Company effective December 12, 1999.

(9) Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission on February 10, 2000.

(10) Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission on February 8, 2000.

                              ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members divided into three classes. Each class of Directors is elected to a three-year term. At the Annual Meeting, three Directors will be elected to serve in the class whose three-year term will expire at the Annual Meeting to be held in 2003.

     Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the three nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death or inability to act of any of the nominees, the proxies will be voted for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

     The following table lists the nominees for election at the Annual Meeting, the Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM ENDING IN 2003

Name                      Age    Principal Occupation and History
----                      ---    --------------------------------

STUART O. SMITH (1)(2)     67    Vice  Chairman  of  the  Board,  Secretary  and
                                 Director

                                 Mr. Smith has served as a Director of the Company since July 1986, as the Company's Secretary since February 1989 and as Vice Chairman of the Board since August 1992. Mr. Smith served as a Vice President from July 1986 to August 1992. Mr. Smith also served as Vice President of National Copper & Smelting Co. from 1962 to 1985 and as Vice President of NCS Holdings Corporation ("NCS"), a Cleveland, Ohio -based holding company which operated a copper tubing importing and fabricating business, from 1985 to 1988.


THOMAS J. BRESNAN (1)      47    President,   Chief  Executive  Officer,   Chief
                                 Operating Officer and Director

                                 Mr. Bresnan joined the Company in August 1992 and has served as the Company's President and Chief Operating Officer since that time. On September 1, 1999, Mr. Bresnan became the Company's Chief Executive Officer. Mr. Bresnan has served as the Chairman and Chief Executive Officer of New Horizons Education Corporation since its acquisition by the Company in August 1994. Prior to joining the Company, Mr. Bresnan served in various executive, marketing, financial and administrative positions for Capitol American Life Insurance Company, a Cleveland, Ohio-based specialty insurance provider, from 1984 to 1991. Mr. Bresnan served as President and Chief Operating Officer of Capitol American Life Insurance Company during 1991. From January to August 1992, Mr. Bresnan was President and Chief Executive Officer of Glenbrook Group, Inc., a Cleveland, Ohio-based company seeking acquisition opportunities. Mr. Bresnan was elected a Director in May 1993.

SCOTT R. WILSON (1)        48    Director

                                 Mr. Wilson has served as principal outside legal counsel to the Company since July 1986. Mr. Wilson has been with the law firm of Calfee, Halter & Griswold LLP, Cleveland, Ohio, since 1977, and has been a partner in such firm since 1985. His practice focuses on mergers and acquisitions and general corporate law. He was elected a Director in May 1991.


DIRECTORS CONTINUING IN OFFICE

Name                      Age    Principal Occupation and History
----                      ---    --------------------------------

DAVID A. GOLDFINGER (3)     64   Director

                                 Mr. Goldfinger has served as a Director of the Company since July 1986. Mr. Goldfinger served as President of U.S. Consolidated, Inc., a
                                 Cleveland,      Ohio-based       manufacturers'
                                 representative agency, from 1966 to 1991. From January 1992 to the present, Mr.Goldfinger has served as President of M.S.C.I. Holdings, Inc., a Tavernier, Florida-based private consulting and investment corporation. Mr. Goldfinger has served as a member of the Company's Compensation Committee and Audit Committee during the term of his Directorship.


RICHARD L. OSBORNE (3)      62   Director

                                 Mr. Osborne has served as a consultant to the Company since July 1986, and was elected to the Company's Board of Directors in January 1989. He has served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio, since 1971. Mr. Osborne is also a management consultant,and serves on the Board of Directors of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings bank holding company, Myers Industries, Inc., an Akron, Ohio-based manufacturer of plastic and rubber parts for the automotive and other industries, and NCS HealthCare, Inc., a Cleveland, Ohio-based provider of pharmacy services to long-term care institutions, as well as several privately held corporations. Mr. Osborne has served as a member of the Company's
                                 Compensation Committee and Audit Committee during the term of his Directorship.

CURTIS LEE SMITH, JR.       72   Chairman of the Board and Director
(4)(2)
                                 Mr. Smith has served as the Company's  Chairman
                                 of the  Board  and as  a  Director  since  July
                                 1986, and had the additional  titles and duties
                                 of President from August 1989 through July 1992
                                 and Chief  Executive Officer  from July 1986 to
                                 August 1999.  Mr. Smith served as  President of
                                 National Copper & Smelting  Co.,  a  Cleveland,
                                 Ohio-based  manufacturer  and   distributor  of
                                 copper  products,  from  1962  to 1985,  and as
                                 President of NCS.  Mr.  Smith also  serves as a
                                 Director  of  Interdent,   Inc.  and  Strategic
                                 Diagnostics Inc., both public companies.


WILLIAM H. HELLER (4)       61   Director

                                 Mr. Heller was formerly a partner with the public accounting firm of KPMG Peat Marwick LLP from February 1971 until December 1991, and currently manages his own asset management firm, William H. Heller & Associates. He was elected as a Director on July 1, 1992. Mr. Heller also serves as a Director of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings and loan holding company, The New Organics Company, a Boston, Massachusetts-based producer of organic food products, and Telarc International, Inc., a Cleveland, Ohio-based producer of compact discs and tapes. Mr. Heller has served as a member of the Company's Audit Committee during the term of his Directorship and is currently serving on the Compensation Committee.


(1) Term as Director expires in 2000; nominee for a three-year term expiring in 2003.

(2)  Curtis Lee Smith, Jr., and Stuart O. Smith are brothers.

(3)  Term as Director expires in 2001.

(4)  Term as Director expires in 2002.

                        BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has two standing Committees: the Audit Committee and the Compensation Committee.

     The Audit Committee, of which Messrs. David A. Goldfinger, Richard L. Osborne and William H. Heller are members, oversees the accounting functions of the Company, including matters related to the appointment and activities of the Company's auditors. The Audit Committee met two times during the year ended December 31, 1999.

     The Compensation Committee consists of Messrs. William H. Heller, David A. Goldfinger and Richard L. Osborne. The Compensation Committee reviews and makes recommendations as well as certain decisions concerning executive salaries and bonuses. It also administers the Company's Omnibus Equity Plan approved by the stockholders of the Company at the Annual Meeting of Stockholders held on May 5, 1998. The Compensation Committee met two times during the year ended December 31, 1999.

     The Board of Directors of the Company held nine meetings during 1999. All of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which each served.

     Directors who are not employees of the Company receive an annual fee of $20,000, payable quarterly. Such fee is intended to compensate the Directors for all Board and Committee meetings. At the meeting of the Board held on November 26, 1997 and at the Annual Meeting of Stockholders held May 5, 1998, the 1997 Outside Directors Elective Stock Option Plan was approved. Pursuant to this plan, each non-employee Director is permitted to elect to take one-half or all of his fees in options by electing to do so at a date specified in the plan and prior to January 1 of the year for which fees would be payable. On December 1, 1999, Messrs. Osborne, Heller and Goldfinger elected to take all of their 2000 fees in options and Mr. Wilson elected to take half of his 2000 fees in options. As a result, Messrs. Osborne, Heller and Goldfinger received options to acquire 25,000 shares and Mr. Wilson received options to acquire 12,500 shares. All of the options have an exercise price of $13.38 per share, become exercisable on December 1, 2000 and expire on December 1, 2004.

     In January 1989, the Compensation Committee granted Mr. Osborne and Mr. Goldfinger options to acquire 7,812 shares of Common Stock and 15,625 shares of Common Stock, respectively, under the Company's Outside Directors Stock Option Plan. These options became exercisable on July 9, 1989 at an option price of $8.96 per share. In 1992, Messrs. Wilson and Heller each were granted immediately exercisable options to acquire 6,250 shares of Common Stock at an option price of $5.20 per share. As of December 31, 1999, options granted to individuals pursuant to the Outside Directors Plan were outstanding to purchase 12,500 shares of Common Stock at an average price of $5.20 per share. In addition, on September 19, 1996, options to purchase an aggregate of 50,000 shares of Common Stock at an average price of $7.05 were granted to non-employee Directors of the Company. As of December 31, 1999, options granted to individuals pursuant to the 1997 Outside Directors Elective Stock Option Plan were outstanding to purchase 250,000 shares of Common Stock at an average price of $13.62 per share.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for each of the past three fiscal years, of all those persons, who were, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers") during 1999:

                                                      SUMMARY COMPENSATION TABLE

                                                     Annual Compensation                  Long-term
                                                     -------------------                 Compensation       All Other
     Name and Principal Position        Year         Salary      Bonus(1)   Other(1)     Options/SARs    Compensation(2)
     ---------------------------        ----         ------      --------   --------     ------------    ---------------

Curtis Lee Smith, Jr. (3)               1999       $163,077       $    -      $    -              -          $  17,434
Chairman of the Board                   1998        160,000            -           -              -             11,079
and Director                            1997        168,626            -           -              -             10,601

Thomas J. Bresnan (3)                   1999        278,078            -           -         12,500                  -
President, Chief Executive Officer,     1998        237,693      172,500           -         12,500              4,750
Chief Operating Officer                 1997        231,658       45,000           -              -                  -
and Director

Kenneth M. Hagerstrom                   1999        200,000            -           -         62,500                  -
President, Company-owned                1998        139,583       51,210           -         12,500                  -
Center Division                         1997        101,524       15,124           -         25,000                  -

Charles G. Kinch (4)                    1999        216,827       40,000           -         12,500                  -
President, Chief Operating Officer      1998        197,000       60,037           -         22,500                  -
New Horizons Computer Learning          1997        190,000            -           -         55,000                  -
Centers, Inc.

Robert S. McMillan                      1999        160,000        4,000           -         12,500                  -
Vice President, Chief  Financial        1998        150,000       33,586           -         10,000                  -
Officer and Treasurer                   1997        149,100        3,500           -         25,000                  -



(1) No Named Officer received perquisites or other personal benefits having a value exceeding the lesser of 10% of such executive's salary and bonus for 1999, 1998, and 1997 or $50,000. Pursuant to the terms of Mr. Bresnan's employment agreement, he received an interest free loan from the Company in the amount of $250,000 payable on September 30, 1997. Had the loan carried a market interest rate, Mr. Bresnan would have paid $7,482 in interest in 1997. In 1997, the Company, in the form of a bonus, forgave $45,000 of Mr. Bresnan's loan. Mr. Bresnan paid off the loan in September 1997. Pursuant to a promissory note dated August 31, 1999, Mr. Bresnan received an interest free loan from the Company in the amount of $300,000 payable on August 31, 2004. Had the loan carried a market interest rate, Mr. Bresnan would have paid $10,703 in interest in 1999. Pursuant to a promissory note dated October 14, 1999, Mr. Hagerstrom received an interest free loan from the Company in the amount of $100,000 payable on October 14, 2004. Had the loan carried a market interest rate, Mr. Hagerstrom would have paid $1,940 in interest in 1999.

(2) Amounts of All Other Compensation reported for Curtis Lee Smith, Jr. represent premiums paid by the Company on insurance policies for the benefit of such persons. The amounts of All Other Compensation reported for Mr. Bresnan represents the Company's matching contribution under its 401(k) Profit Sharing Plan.

(3) Mr. Smith served as the Company's Chief Executive Officer until September 1, 1999. On that date, Mr. Bresnan became the Company's Chief Executive Officer.

(4)  Mr. Kinch resigned from the Company effective December 12, 1999.

                      OPTION EXERCISES AND YEAR-END VALUES

     The table below shows information with respect to the unexercised options to purchase the Common Stock granted under the Key Employees Stock Option Plan and the Omnibus Equity Plan to the Named Officers and held by them at December 31, 1999.


                                                Number of Unexercised Options Held            Value of Unexercised
                                                                at                          In-the-Money Options at
                                                         December 31, 1999                     December 31, 1999*
                                                ----------------------------------      --------------------------------
                     Name                         Exercisable       Unexercisable       Exercisable        Unexercisable
------------------------------------------      ----------------    --------------      --------------     -------------

Curtis Lee Smith, Jr.......................                   --                 --     $          --      $          --
Thomas J. Bresnan..........................              533,750             22,500          3,028,981           164,988
Kenneth M. Hagerstrom......................               15,625             93,750            153,609           563,869
Charles G. Kinch...........................               40,625                  0             57,559                 0
Robert S. McMillan.........................               16,875             39,375             22,553           184,853

* Based on the difference between the exercise price of such options and the closing price of a share of the  Common Stock on Nasdaq on December 31, 1999 ($11.875).


                                  OPTION AWARDS

     The table below shows additional information on the stock options granted in 1999 under the Omnibus Equity Plan to Named Officers, which are reflected in the Summary Compensation Table.

                                                   Percentage
                                                     of Total
                                                     Options                                      Potential Realizable Value
                                                    Granted to                                    at Assumed Annual Rates of
                                     Options       Employees in     Exercise       Expiration      Stock Price Appreciation
              Name                   Granted           1999           Price           Date             for Option Term
-----------------------------        -------       ------------     --------       ----------     ---------------------------
                                                                                                        5%             10%
                                                                                                  ---------         ---------
Curtis Lee Smith, Jr.........            --               --        $     --           --         $      --         $      --
Thomas J. Bresnan............        12,500 (1)          4.6%          17.00        01/15/05             --            50,446
Kenneth M. Hagerstrom........        62,500 (1)         22.8%          17.00        01/15/05             --           252,330
Robert S. McMillan...........        12,500 (1)          4.6%          17.00        01/15/05             --            50,446
Charles G. Kinch.............        12,500 (1)          4.6%          17.00        01/15/05             --            50,446

(1)  Represents options  awarded under the Omnibus Equity Plan.  All such options vest at the rate of 20% per year commencing on the first anniversary of the grant date.  All outstanding  options have been awarded at an exercise  price equal to the fair market value of a share of Common  Stock on the date of grant, and expire on the sixth anniversary  of the date of grant.  In general, employees may exercise vested options awarded under the Omnibus  Equity Plan for a period of three months following the date of the cessation of their employment with the Company.




Employment Agreements
---------------------

     THOMAS J. BRESNAN. By letter agreements dated July 27, 1999 and January 4, 2000, the Company and Thomas J. Bresnan entered into an agreement relating to Mr. Bresnan's employment with the Company and his relocation to California. First, Mr. Bresnan's base salary was increased to $300,000 effective as of September 7, 1999. Secondly, the Company agreed to lend Mr. Bresnan up to $700,000 in the form of an interest free loan to facilitate the closing of the purchase of Mr. Bresnan's new residence. Any amount borrowed in excess of $300,000 was to be repaid with the proceeds of the sale of Mr. Bresnan's previous home. The $300,000 balance is payable in full on the fifth anniversary of the date of borrowing. In the event of a change of control of the Company (as defined under the Omnibus Equity Plan) that may occur within three years of the date of the first letter agreement, any amounts owed Mr. Bresnan under the loan will be forgiven. Furthermore, in the event of a change of control of the Company during such period, Mr. Bresnan will receive a lump sum payment of $1,000,000 and an excise tax gross up payment should Section 280G of the Internal Revenue Code of 1986, as amended, be applicable to any amounts received by Mr. Bresnan. In addition, all of Mr. Bresnan's options to acquire shares of the Company's Common Stock which are not then otherwise fully exercisable shall become fully exercisable, and, should Mr. Bresnan elect to relocate within eighteen months of such change of control, the Company will reimburse him for the reasonable costs of moving his family and up to $60,000 of any loss on the resale of his California residence.

     KENNETH M. HAGERSTROM. By letter agreement dated January 4, 2000, Mr. Hagerstrom was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. Hagerstrom is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. Hagerstrom's employment be terminated by the Company without good cause, by Mr. Hagerstrom for good reason, or as a result of Mr.
Hagerstrom's death or disability. In addition, Mr. Hagerstrom is entitled to receive a lump sum benefit of $425,000 (less applicable withholding taxes) not more than one day after a change of control of the Company, if such change of control should occur on or before December 31, 2001 and Mr. Hagerstrom remains employed by the Company or a subsidiary of the Company through the date of the change of control. He is also entitled to receive an excise tax gross up payment should Section 280G of the Internal Revenue Code, as amended, be applicable to any amounts received in connection with such change of control. These benefits are in addition to any other benefits payable by the Company to Mr. Hagerstrom. By the terms of the letter agreement, Mr. Hagerstrom confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, "change of control" has the same meaning as given such term in the Omnibus Equity Plan. "Good cause" is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits, (vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. "Good reason" is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

     ROBERT S. MCMILLAN. By letter agreement dated January 4, 2000, Mr. McMillan was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. McMillan is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. McMillan's employment be terminated by the Company without good cause, by Mr. McMillan for good reason, or as a result of Mr. McMillan's death or disability. In addition, Mr. McMillan is entitled to receive a lump sum benefit of $300,000 (less applicable withholding taxes) not more than one day after a change of control of the Company, if such change of control should occur on or before December 31, 2001 and Mr. McMillan remains employed by the Company or a subsidiary of the Company through the date of the change of control. He is also entitled to receive an excise tax gross up payment should Section 280G of the Internal Revenue Code, as amended, be applicable to any amounts received in connection with such change of control. These benefits are in addition to any other benefits payable by the Company to Mr. McMillan. By the terms of the letter agreement, Mr. McMillan confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, "change of control" has the same meaning as given such term in the Omnibus Equity Plan. "Good cause" is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits,
(vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. "Good reason" is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy
-----------------------

     The Company's compensation programs are intended to provide its executive officers with a mix of salary, benefits and incentive compensation arrangements that are: (i) consistent with the interests of stockholders, (ii) competitive with the arrangements provided by other companies in the industry, (iii) commensurate with each executive's performance, experience and responsibilities, and (iv) sufficient to attract and retain highly qualified executives. In making its recommendations concerning adjustments to salaries and awards under the other compensation plans, the Committee considers the financial condition and performance of the Company during the prior year and the Company's success in achieving financial, operational and other strategic objectives. The Committee also makes an assessment of the contributions of the individual executive officer to the Company's performance and to the achievement of its objectives, as well as the success of the executive in achieving objectives which may have been set for such individual. In assessing individual performance, the Committee also seeks to recognize individual contributions during periods when the Company experienced adverse business or financial conditions.

     For purposes of determining whether the Company's compensation packages are competitive, the companies with which the Company compares itself are those included in the peer group index set forth in the Stockholder Return Performance Presentation contained elsewhere in this Proxy Statement. While the Committee does not establish a targeted range for the Company's overall executive compensation within the peer group, its review of publicly available information indicates that the compensation level of the Company's Chief Executive Officer has historically been significantly below the average compensation paid to Chief Executive Officers of peer group companies. Such information also indicates that the base salary levels for the Company's other executive officers have been slightly greater than with those provided to similar executives at peer group companies. In previous years bonuses paid to the Company's executive officers were generally lower than those paid to executive officers of the peer group companies. Option awards to peer group executives vary widely from company to company and from year to year and in part appear to be based or the level of salaries and bonuses paid.

     Each component of an executive's compensation package is intended to assist in attaining one or more of the objectives outlined above. The Company attempts to provide its executives with base salaries and benefits that are competitive with those of comparable companies and commensurate with the performance, experience and responsibilities of each executive. Through salary adjustments and bonuses, the Company also seeks to provide its executives with incentives to improve the Company's financial and operational performance by providing a method for rewarding individual performance. Finally, the Key Employees' Stock Option Plan and the Omnibus Equity Plan have been used to provide executive officers with an opportunity to acquire a proprietary interest in the Company, thereby providing these individuals with increased incentive to promote the long-term interests of the Company's stockholders.

     While the Committee seeks to assure that the Company's compensation programs further the objectives described above and considers the various factors outlined above in making compensation decisions, it does not take a highly formalized or objective approach to determining compensation. Instead, the Committee gives consideration to these various factors in subjectively evaluating the compensation of each individual executive.

     In 1993,  Congress  adopted  Section  162(m) of the Internal  Revenue Code,
Section 162(m) limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is "performance based" within the meaning of Section 162(m).
Section 162(m) also imposes certain requirements on the composition of compensation committees. The Compensation Committee of the Company satisfies such requirements.

1999 Compensation Decisions
---------------------------

     BASE SALARY AND BENEFITS. The base salaries and benefits provided to executive officers for 1999 were established by the Committee in accordance with the compensation philosophy discussed above. The Committee determined to make individual salary adjustments with respect to certain executive officers of the Company, based on the Committee's subjective evaluation of the executive's performance and the contribution to the Company.

     BONUSES. During 1999, the executive officers of the Company, other than the individuals serving as the Chief Executive Officer, participated in individual bonus arrangements tied to various measures of the Company's performance. No bonuses were awarded under those arrangements in 1999.

     STOCK OPTIONS. During the 1999 fiscal year, the Company awarded 186,308 stock options to employees of the Company.

     SEVERANCE AGREEMENTS. During the 1999 fiscal year, the Company entered into or determined to enter into severance agreements with Messrs. Hagerstrom, McMillan and Bresnan. These agreements, which are more fully described elsewhere in this Proxy Statement, are consistent with those offered to other key executives of the Company and the Committee's understanding of arrangements with comparable executives at other companies.

Chief Executive Officer Compensation
------------------------------------

     The Chief Executive Officer's compensation is determined on the basis of the Committee's subjective assessment of the Chief Executive Officer's performance, measured by the Company's financial condition, results of operations and success in achieving strategic objectives. The Committee also considers the responsibilities associated with the Chief Executive Officer's position and the level of compensation provided to Chief Executive Officers of other companies in the industry.

     Although the Committee reviewed Mr. Smith's compensation on an annual basis, no adjustments were made to Mr. Smith's salary during 1999. The Committee determined not to pay Mr. Smith a bonus during 1999, nor did Mr. Smith did receive any option awards.

     Effective September 1, 1999, Mr. Bresnan replaced Mr. Smith as the Company's Chief Executive Officer. Mr. Bresnan's base salary is currently
$300,000. Mr. Bresnan is the beneficial owner of approximately 5.7% of the Company's issued and outstanding Common Stock. Mr. Bresnan received options to purchase 12,500 shares of Common Stock in 1999.

         THE 1999 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                                     Richard L. Osborne
                                                     David A. Goldfinger
                                                     William H. Heller

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     Richard L. Osborne and William H. Heller, members of the Compensation Committee of the Board of Directors, provide certain consulting services to the Company. Mr. Osborne received $30,000 in consulting fees from the Company during 1999. Mr. Heller received $24,000 in consulting fees from the Company during 1999. The Company believes that these transactions were on terms no less favorable than would have been available in similar transactions with unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and Nasdaq. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4, and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, Directors and 10% or greater stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1999.

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a graph comparing the yearly percentage changes in the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index (U.S.) and a Company-determined peer group for the period commencing January 1, 1995 and ended December 31, 1999. The peer group companies are primarily involved in the instructor-led delivery of technology training. The companies in the peer group are: Canterbury Information Technology, Inc., Learning Tree International, Inc., Aris Corp. and Wave Technologies International, Inc. The Company believes this peer group represents its industry and marketplace. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1995 and that all dividends, if any, were reinvested.

                                       14
                  Comparison of 5 Year Cumulative Total Return *
                       Among New Horizons Worldwide Inc.,
              The NASDAQ Stock market (U.S.) Index and a Peer Group


                                               Cumulative Total Return
                                   ---------------------------------------------
                                   12/94   12/95   12/96   12/97   12/98   12/99
                                   -----   -----   -----   -----   -----   -----

NEW HORIZONS WORLDWIDE, INC ....   100.0    61.2   167.2   171.6   276.1   177.2
PEER GROUP .....................   100.0    89.5   219.5   216.3    83.4   183.0
NASDAQ STOCK MARKET (U.S.) .....   100.0   141.3   173.9   213.1   300.3   542.4

* $100 INVESTED ON 12/31/99 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF ALL DIVIDENDS
  FISCAL YEAR ENDING DECEMBER 31

                                    AUDITORS

     The Company has retained Deloitte & Touche LLP, independent certified public accountants, to serve as its independent auditors for the year ending December 31, 2000. Such firm has served as the Company's auditors since 1997. It is expected that a member of the firm will be present at the Annual Meeting, and will be available to respond to appropriate questions.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matter to come before the Annual Meeting other than those identified in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2001 must do so no later than December 10, 2000. To be eligible for inclusion in the 2001 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

     Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company's most recent year. Written requests for such report should be directed to:

                          Investor Relations Department
                          New Horizons Worldwide, Inc.
                         1231 East Dyer Road, Suite 110
                            Santa Ana, CA 92705-5605

     You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                                     By Order of the Board of Directors,

                                     /S/ STUART O. SMITH

                                     Stuart O. Smith
                                     Secretary